Exhibit 10.1.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------

     This Amendment to Employment Agreement (this "Amendment") amends that certain Employment Agreement between NutraStar Incorporated, a Nevada corporation ("Company") and Patricia McPeak, an individual ("Executive") dated November 1, 1999 (the "Agreement"). All undefined capitalized terms used herein shall have the same meaning as set forth in the Agreement.

     Effective Date. The effective date of this Amendment shall be November 1, 2001.

     Base Salary. The Base Salary of $250,000 in the third line of Section 4 of the Agreement shall be reduced to $150,000.

     Cash Bonuses. Section 5.1 of the Agreement shall be replaced in its entirety as follows:

     "The Company shall pay Executive a cash bonus of $25,000 per calendar quarter, payable no later than the 15th day of the month following the attendant quarter, in the event the Company achieves performance benchmarks as determined by the Company's Board of Directors from time to time. In addition, the Company agrees to maintain an annual bonus program for members of the senior management group including the Executive. The Executive shall be eligible to receive an annual bonus under the terms otherwise governing the annual bonus program."

This Amendment, together with the Agreement, contains the complete agreement between the Company and Executive concerning the subject matter described therein and supersedes all other agreements and written or oral understandings.

Executive


-----------------------
Patricia McPeak


NutraStar Incorporated


By: ---------------------
    Patricia  McPeak
    President and CEO